EXHIBIT 5

                    Miller, Nash, Wiener, Hager & Carlsen LLP
                                Attorneys at Law
                        111 S.W. Fifth Avenue, Suite 3500
                           Portland, Oregon 97204-2699
                                 (503) 224-5858
                               (503) 224-0155 fax

                                  May 28, 1999


Gardenburger, Inc.
1411 S.W. Morrison St., Suite 400
Portland, Oregon  97205


Gentlemen:

                  We have acted as counsel to Gardenburger, Inc. (the "Company"), in connection with the registration by the Company of up to 4,062,500 shares of the Company's common stock, no par value (the "Common
Stock"), which are or may become issuable upon the conversion of currently outstanding shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the "Preferred Shares"), together with any additional shares of Common Stock that may become issuable upon conversion of the Preferred Shares as a result of adjustment of the respective conversion prices of the Preferred Shares pursuant to antidilution provisions. The shares of Common Stock issuable upon conversion of the Preferred Shares at any time hereafter are herein referred to as the "Shares." This opinion is being rendered in connection with a Registration Statement on Form S-3 covering resales of the Shares with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

                  In connection herewith, we have examined and relied as to matters of fact upon such certificates of public officials, certificates or copies certified to our satisfaction of the Articles of Incorporation and Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates, and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

                  In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company.

                  Based on the foregoing, we are of the opinion that the Shares are duly and validly authorized, and when such Shares have been issued upon the conversion of the Preferred Shares

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at the respective  conversion  prices in effect at the time of such issuance and otherwise in accordance with their terms, such Shares will be validly issued, fully paid and nonassessable.

                  For purposes of the opinion above, we have assumed that all necessary approvals have been received for the issuance of the Shares upon conversion of the Preferred Shares, including approval by the Company's shareholders, if required, and any regulatory approvals required by rules of The Nasdaq Stock Market.

                  We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement on Form S-3 and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,


                                /S/MILLER, NASH, WIENER, HAGER & CARLSEN LLP

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